                                                                                                                                                                 Exhibit 10. 21
 Licensed Works Agreement
 Agreement # 4908004013

This Base Agreement (“Base Agreement”) between International Business Machines Corporation (“Buyer”) and Avistar Communications Corp.(“Supplier”), establishes the basis for a multinational procurement relationship under which Supplier will provide the Deliverables and Services described in SOWs and/or WAs issued under this Base Agreement.  This Base Agreement is effective from the last date of mutual execution ("Effective Date") and will remain in effect until terminated.

1.0	Definitions
"Affiliates" means entities that control, are controlled by, or are under common control with, a party to this Agreement.
"Agreement" means this Base Agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), and other attachments or appendices specifically referenced in this Agreement.
"Code" means computer programming code, including both "Object Code" (computer programming code substantially in binary form that is directly executable by a computer after processing, but without compilation or assembly) and "Source Code" (computer programming code that may be displayed in a form readable and understandable by a programmer of ordinary skill, excluding Object Code).
"Deliverables" means items that Supplier prepares for or provides to Buyer as described in a SOW and/or WA. Deliverables include Licensed Works and Tools.
"Electronic Self-Help" means a process where Supplier electronically disables, removes, or otherwise prevents the use of its software product without the Buyer's or Buyer's Customer's cooperation or consent. Electronic Self-Help could be done through electronic or other means (for example: remotely through "back doors" or hidden entrances in the software or through hidden shut-down commands in the software that can be activated by phone or in other ways).
"Enhancements" means changes or additions, other than Error Corrections, to the Licensed Work. If an Enhancement adds substantial value to the Licensed Work and is offered to customers for an additional charge it will be considered a "Major Enhancement", and all other Enhancements, including those that support new releases of operating systems and devices, will be considered "Basic Enhancements".
"Error Corrections" means revisions that correct errors and deficiencies (collectively referred to as "errors") in the Licensed Work.
"Externals" means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any programming interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.
"Licensed Work" is any material described in or that conforms to the Description of Licensed Work in the relevant SOW and/or WA and includes Code, associated documentation, Externals, Error Corrections, and Enhancements.
"Participation Agreement" or "PA" means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA.
"Personal Data" means any information that may identify an individual.
"Personnel” means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.
"Prices" means the agreed upon payment and currency for Deliverables and Services, exclusive of Taxes but including all applicable fees and royalty payments, as specified in the relevant SOW and/or WA.
"Products" means an offering to customers or other users, whether or not branded by Buyer or its Affiliates that includes the Licensed Work or a derivative work of a Licensed Work.

"Services" means work that Supplier performs for Buyer as described in a SOW and/or WA.
"Statement of Work" or "SOW" means any document that:
1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement; and
4. describes the Deliverables and Services, including any requirements, specifications or schedules.
“Taxes” means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however designated or levied on sales of Deliverables or Services, or sales, use, transfer, goods and services or value added tax or any other duties or fees related to any payment made by Buyer to Supplier for Deliverables and/or Services

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provided by Supplier to Buyer under or pursuant to this Agreement; exclusive, however, of any taxes imposed upon the net income or capital of Supplier, any taxes in lieu of such net income taxes and any other taxes which are to be borne by Supplier under law.
"Tools" means software that is not commercially available, and its Externals, required for the development, maintenance or implementation of a software Deliverable.
"Work Authorization” or "WA" means Buyer’s authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.

2.0	Statement of Work
2.1 Licensed Works
Supplier will deliver to Buyer:
1. one complete copy of the Licensed Work described in the relevant SOW and/or WA;
2. a completed Certificate of Originality in the form specified in the SOW with the Licensed Work and with each Enhancement to the Licensed Work;
3. complete copies of all Tools, including updates to Tools as soon as practicable; and
4. a complete list of all commercially available software required for the development, maintenance or implementation of a software Deliverable, including updates to the list as soon as practicable.

2.2 Enhancements and Error Corrections
Supplier will provide to Buyer, at no additional charge, Basic Enhancements and Error Corrections for the Licensed Work beginning when Buyer accepts the Licensed Work and continuing for the Error Correction Warranty Period specified in the relevant SOW and/or WA. Supplier will also provide to Buyer, at no additional charge, Major Enhancements to the Licensed Work beginning when Buyer accepts the Licensed Work and continuing for the Major Enhancements Warranty Period identified in the SOW and/or WA. After that period, Supplier will offer to Buyer *** of availability Major Enhancements to the Licensed Work that Supplier creates or authorizes others to create ***. If Buyer accepts Supplier's offer, the parties will amend the relevant SOW and/or WA to include such charges, terms and conditions, and the Major Enhancements will become part of the Licensed Work.

2.3 Work Authorizations
Supplier agrees to accept all WA's that conform with the terms and conditions of this Agreement.

3.0	Pricing
Supplier will provide Deliverables and Services to Buyer for the Prices. The Prices for Deliverables specified in a SOW and/or WA and accepted by Buyer plus the payment of applicable Taxes will be the only amount due to Supplier from Buyer. The relevant SOW or WA shall contain Prices for each country receiving Deliverables and Services under this Agreement.

4.0	Taxes
Supplier’s invoices shall state all applicable Taxes, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Deliverables and Services. Supplier assumes responsibility to timely remit all Tax payments to the appropriate governmental authority in each respective jurisdiction. Supplier and Buyer agree to cooperate to minimize, wherever possible and appropriate, any applicable Taxes, and provide reasonable notice and cooperation in connection with any audit. Supplier shall also bear sole responsibility for all taxes, assessments, or other levies on its own income, leased or purchased property, equipment or software. If Buyer provides a direct pay certificate, certification of an exemption from Tax or reduced rate of Tax imposed by an applicable taxing authority, then Supplier agrees not to invoice nor pay any such Tax unless and until the applicable taxing authority assesses such Tax, at which time Supplier shall invoice and Buyer agrees to pay any such Tax that is legally owed.

Buyer shall withhold taxes as required under applicable law on payments made to Supplier hereunder and shall be required to remit to Supplier only the net proceeds thereof. Buyer agrees to remit in a timely

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manner all taxes withheld to the appropriate government authority in each respective jurisdiction.

Supplier will reimburse Buyer for any claims by any jurisdiction relating to Taxes paid by Buyer to Supplier; and for any penalties, fines, additions to Tax or interest thereon imposed as a result of Supplier’s failure to timely remit the Tax payment to the appropriate governmental authority in each respective jurisdiction. Supplier shall also reimburse Buyer for any claims made by a taxing jurisdiction for penalties, fines, additions to Tax and the amount of interest thereon imposed with respect to Supplier's failure to invoice Buyer for the correct amount of Tax.

5.0	Payments and Acceptance
5.1 Acceptance
Payment of royalties or invoices will not be deemed acceptance of Deliverables, but rather such Deliverables will be subject to inspection, test, acceptance or rejection in accordance with the acceptance or completion criteria as specified in the relevant SOW and/or WA. Buyer may, at its option, either reject Deliverables that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyer’s written instruction, to repair or replace such Deliverables, without charge and in a timely manner.

5.2 Royalty Payments
Royalties for Licensed Works will be specified in the relevant SOW and/or WA. Buyer may suspend payments to Supplier for a Licensed Work if Supplier does not provide a properly completed Certificate of Originality. Payment will resume upon Buyer’s receipt of an acceptable Certificate. If Supplier fails to perform any of its obligations, Buyer may reduce any amounts due Supplier by an amount equal ***, or have Supplier *** for ***.

5.3 Royalty Calculations
Royalties, if any, are paid against sales recorded by Buyer for a ***. Payment will be made by *** of the *** following the royalty payment ***. All payments will be made in U.S. dollars. Payments based on foreign revenue will be converted to U.S. dollars on a monthly basis at the rate of exchange published by Reuters Financial Service on approximately the same day each month. Terms for payment of any non-royalty payments will be specified in the relevant SOW and/or WA.

5.4 Exceptions to Royalty Payment Obligations
Buyer has no royalty obligation for:
(a) the Licensed Work or its derivative works used for:
1. Buyer's or Buyer Personnel’s internal use:
2. development, maintenance or support activities conducted by Buyer or Buyer Personnel, or third parties under contract with Buyer;
3. marketing demonstrations, customer testing or trial periods (including early support, prerelease, encrypted or locked sampler distributions not resulting in a license for full productive use, or other similar programs), Product training or education; or
4. backup and archival purposes;
(b) a copy of the Product installed by a licensed end user on an alternate work station (e.g., home terminal or laptop), provided the end user may not use the Product on both work stations at the same time;
(c) the Licensed Work (or a functionally equivalent work) that becomes available generally to third parties without a payment obligation;
(d) documentation provided with, contained in, or derived from the Licensed Work;
(e) Error Corrections or Basic Enhancements;
(f) warranty replacement copies of the Product; and
(g) Externals.

5.5 Outsourcing License
In the event Buyer provides outsourcing services to licensees of a Product, Buyer *** owe Supplier a *** access to or assignment of a license to such Product or for transfer of the applicable Product to a Buyer

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computer system which is of like configuration as the computer system for which the Product was licensed. The foregoing is subject to Buyer providing Supplier notice of such Product to be managed by Buyer and provided the Product will only be used on behalf of the licensee. Upon expiration or termination of the agreement to provide outsourcing services to the licensee, Buyer’s right to use that copy of the Product will end.

5.6 Invoicing
Unless otherwise provided by local law without the possibility of contractual waiver or limitation, Supplier will submit invoices, corrected invoices, or other such claims for reimbursement, to Buyer *** from the date of *** or the ***. Exceptions must be specifically authorized by Buyer.

6.0	Electronic Commerce
To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations ("Documents"), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW and/or WA. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.

7.0	Warranties
7.1 Ongoing Warranties
Supplier makes the following ongoing representations and warranties:
1. it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation including any between Supplier and its end-users; or any law, regulation or ordinance to which it is or becomes subject;
2. no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s rights under this Agreement;
3. Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party;
4. it has disclosed to Buyer in writing the existence of any third party code, including without limitation open source code, that is included in or is provided in connection with the Deliverables and that Supplier and the Deliverables are in compliance with all licensing agreements applicable to such third party code;
5. all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law;
6. Deliverables are safe for use consistent with and will comply with the warranties, specifications and requirements in this Agreement;
7. Deliverables do not contain harmful code;
8. Services will be performed using reasonable care and skill and in accordance with the relevant SOW and/or WA;
9. it will not engage in Electronic Self-Help;
10. Deliverables and Services which interact in any capacity with monetary data are euro ready such that when used in accordance with their associated documentation they are capable of correctly processing monetary data in the euro denomination and respecting the euro currency formatting conventions (including the euro sign);
11. it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals in the U.S., or outside the U.S., release or transfer of technology and software having U.S. content or derived from U.S.-origin software or technology); it is knowledgeable with applicable supply chain security recommendations issued by applicable governments and industry standards organizations and will make best efforts to comply with such recommendations;
12. unless authorized by applicable government license or regulation, including but not limited to any U.S. authorization, Supplier will not directly or indirectly export or reexport, at any time, any technical information, technology, software, or other commodity furnished or developed under this, or any other,

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Licensed Works Agreement
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agreement between the parties, or any other product that is developed or produced from or using Buyer’s technical information, technology, software, or other commodity provided under this Agreement to any prohibited country (including release of such technical information, technology, software, or other commodity to nationals, wherever they may be located, of any prohibited country) as specified in applicable export, embargo, and sanctions regulations;
13. it will not use, disclose, or transfer across borders any Personal Data that is processed for Buyer, except to the extent necessary to perform under this Agreement; and
14. it will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and organizational measures and other protections for the Personal Data, (including, without limitation, not loading any Personal Data provided to Supplier on (a) any laptop computers or (b) any portable storage media that can be removed from Supplier’s premises unless (in the case of (b) only) (i) such data has been encrypted and (ii) such data is loaded onto portable storage media solely for the purpose of moving such data to off-site storage).  Further, it will immediately report to Buyer any breaches of protection of Personal Data or any compromises thereof and will cooperate fully with Buyer in investigating any such breaches or compromises, will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession, and will comply with all instructions or other requirements provided or issued by Buyer  from time to time relating to Personal Data
THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.2 Warranty Redemption
Subject to the Section titled Supplier Liability for Third Party Claims, if Deliverables or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Deliverables or re-perform Services, without charge and in a timely manner. If Supplier fails to do so, Buyer may repair or replace Deliverables or re-perform Services and Supplier will reimburse Buyer for actual and reasonable expenses.

8.0	Delivery
Deliverables or Services will be delivered as specified in the relevant SOW and/or WA. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:
1. cancel without charge Deliverables or Services not yet delivered; and
2. exercise all other remedies provided at law, in equity and in this Agreement.

9.0	Intellectual Property
9.1 Licensed Works
Supplier grants Buyer the rights in the Licensed Works as specified in the relevant SOW and/or WA. Subject to Supplier's ownership of the Licensed Work and Tools, Buyer will own any derivative works it creates

9.2 Tools
Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW and/or WA. If Supplier includes any Tools in a Deliverable whether or not listed in the relevant SOW and/or WA, Supplier grants or will obtain for Buyer the following rights: a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of such Tools, and to use, have used, execute, reproduce, transmit, display and perform such Tools or their derivative works.

       9.3 Perfection of Copyrights
Upon request, Supplier will provide to Buyer a "Certificate of Originality" or equivalent documentation to verify authorship of Deliverables.

9.4 Names and Trademarks
Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up license to use the names and trademarks Supplier uses to identify the Licensed Work for Buyer's marketing of the Licensed Work

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Licensed Works Agreement
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 and its derivative works. If Supplier objects to Buyer's improper use of Supplier's names or trademarks, Buyer will take all reasonable steps necessary to resolve Supplier's objections. Supplier may reasonably monitor the quality of Licensed Work bearing its trademark under this license. Any goodwill attaching to Buyer's trademarks, service marks, or trade names belongs to Buyer and this Agreement does not grant Supplier any right to use them.

9.5 Patents
Supplier grants to Buyer a nonexclusive, worldwide, perpetual, irrevocable, and paid-up license under any patents and patent applications licensable by Supplier to make, have made, use, have used, import, export, sell, and otherwise transfer the Deliverables and use the Services to the extent authorized in this Agreement.

10.0	Supplier Liability for Third Party Claims
10.1 General Indemnification
will defend, hold harmless and indemnify, including legal fees,  against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions or breach of any term of this Agreement.

10.2 Intellectual Property Indemnification
Supplier will defend, or at Buyer’s option cooperate in the defense of, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel from third party claims that Supplier’s Deliverables infringe the intellectual property rights of a third party. In addition, if such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:
1. obtain for Buyer the right to continue to use, sell and license the Deliverables consistent with this Agreement;
2. modify Deliverables so they are non-infringing and in compliance with this Agreement;
3. replace the Deliverables, or other affected Deliverables or Services, with non-infringing ones that comply with this Agreement; or
4. at Buyer's request, accept the cancellation of infringing Deliverables and Services without Buyer having any cancellation liability and the return of the infringing Deliverables at Supplier’s expense and refund any amount paid.
Buyer will give Supplier prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims.

10.3 Exceptions to Indemnification
Supplier will have no obligation to indemnify Buyer or Buyer Personnel for claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of Supplier’s implementation of a Buyer originated design and such infringement or claim would have been avoided in the absence of such implementation, or Buyer’s modification of the Deliverables and such infringement or claim would have been avoided in the absence of such modification.

11.0	Limitation of Liability between Supplier and Buyer
In no event will Buyer be liable to Supplier for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages.

Supplier acknowledges and agrees that all WA's or PA's issued by Buyer's Affiliate(s) are independent agreements between Supplier or Supplier Affiliate and the Buyer Affiliate. Buyer shall not be liable to Supplier or Supplier Affiliate(s) for any actions or inactions of any Buyer Affiliate(s) under a WA or PA, nor shall any actions or inactions by Buyer's Affiliate(s) constitute a breach of the Agreement between Buyer and Supplier.

12.0	Supplier and Supplier Personnel
Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:

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Licensed Works Agreement
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1. ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;
2. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel;
3. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
4. upon request, provide Buyer, for export evaluation purposes, to the extent permitted by law, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export control reasons;
5. not discriminate against any employees, applicants for employment, or any entity engaged in its procurement practices because of race, color, religion, sex, age, national origin, or any other legally protected status; and
6.  (a) be solely responsible for, and fully and properly complete and submit to the relevant government immigration authority, all required immigration forms and documents for all Supplier Personnel performing Services hereunder, maintain such forms and documents as required by law and, subject to applicable laws (in particular laws regarding data privacy),make such forms and documents available to Buyer upon request, and (b) ensure that Supplier Personnel who do not meet all immigration requirements do not perform Services under this Agreement.

13.0	Insurance
Supplier will maintain at its expense:
1.  commercial general or public liability insurance including products liability and completed operations with a minimum limit per occurrence or accident of  *** USD (or local currency equivalent);
2.  workers' compensation and employer's liability insurance as required by local law, such policies waiving any subrogation rights against Buyer; and
3.  automobile liability insurance as required by local statute but not less than  *** USD (or local currency equivalent) if a vehicle will be used in the performance of this Agreement.

Insurance required under clauses (1) and (3)  above must:
(a)  name Buyer as an additional insured with respect to Buyer's insurable interest;
(b) be primary or non-contributory regarding insured damages or expenses; and
(c) be purchased either; (i) from insurers domiciled in the US with an AM Best Rating of A- or better and a financial class rating of 7 or better, or (ii) from non US carriers with a Standard & Poor’s rating of BBB or greater and $50M in policy holder’s surplus.

14.0	Termination
14. 1Termination of this Base Agreement
Either party may terminate this Base Agreement, without any cancellation charge, for a material breach of this Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of *** written notice period if the Cause remains uncured. Either party may terminate this Base Agreement without Cause when there are no outstanding SOWs or WAs.

14.2 Termination of a SOW or WA
Buyer may, upon written notice to Supplier, terminate a SOW or WA:
1. with Cause effective immediately; or
2. without Cause effective immediately or as otherwise specified in such notice.
Upon termination, in accordance with Buyer’s written direction, Supplier will immediately:
1. cease work;
2. prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services;
3. deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or WA; and

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4. deliver upon request any work in process. In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided such expenses do not exceed the Prices.

14.3 Effect of Termination
Termination of this Base Agreement or a SOW and/or WA will not affect any licenses granted in the Deliverables supplied or due to Buyer on or prior to the effective date of termination or Supplier’s obligation to provide Basic Enhancements and Error Corrections. In the event of termination, Buyer will not be obligated to make any payments due on or after the effective date of termination, other than royalty payment obligations incurred, if any.

15.0	General
15.1 Amendments
This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

15.2 Assignment
Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.

15.3 Choice of Law; Waiver of Jury Trial; Limitation of Action
This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the Agreement is located, except:
1. in Albania, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Former Yugoslav Republic of Macedonia, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Montenegro, Romania, Russia, Serbia, Tajikistan, Turkmenistan, Ukraine, and Uzbekistan, this Agreement will be governed by the laws of Austria, ;
2. in Australia, this Agreement will be governed by the laws of the State or Territory in which the transaction occurs;
3. in Canada, this Agreement will be governed by the laws of the Province of Ontario ;
4. in Estonia, Latvia, and Lithuania, this Agreement will be governed by the laws of Finland;
5. in the People's Republic of China, Puerto Rico and in the United States (including if any part of the transaction occurs within the United States) this Agreement and any dispute or controversy arising from or relating to this Agreement will be governed by the laws of the State of New York applicable to contracts executed in and performed entirely within that State;
6. in the United Kingdom, this Agreement will be governed by the laws of England.

The United Nations Convention on Contracts for the International Sale of Goods does not apply.
 The parties expressly waive any right to a jury trial regarding disputes related to this Agreement.  Any legal or other action related to a breach of this Agreement must be commenced no later than two (2) years from the date on which the cause of action arose, unless otherwise provided by local law without the possibility of contractual waiver or limitation.

15.4 Communications
All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant SOW and/or WA. All notices required in writing under this Agreement will be made to the appropriate contact(s) listed in the relevant SOW and/or WA and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.

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15.5 Counterparts
This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same Agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

15.6 Ethical Dealings
Supplier will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices.  Supplier and its Affiliates have not and will not offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone for the purpose of influencing, or inducing anyone to influence decisions in favor of, Buyer or any of its Affiliates.  Buyer shall not reimburse Supplier for any such political contributions, payments or gifts.

15.7 Exchange of Information
All information exchanged is non confidential unless it will be made under a separate signed confidentiality agreement between the parties. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing gives the other party reasonable prior notice to allow the other party a reasonable opportunity to obtain a protective order. Supplier will use information regarding this Agreement only in the performance of this Agreement. For any Personal Data relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use, disclose and transmit such information in connection with this Agreement.

15.8 Freedom of Action
This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Deliverables and Services and is not obligated to announce or market any Products or Services and does not guarantee the success of its marketing efforts, if any.

15.9 Force Majeure
Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

15.10 Obligations of Affiliates
Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

15.11 Prior Communications and Order of Precedence
This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:
1. the quantity, payment and delivery terms of the relevant WA;
2. the relevant SOW;
3. this Base Agreement; and
4. the remaining terms of the relevant WA.

15.12 Record Keeping and Audit Rights

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Supplier will maintain (and provide to Buyer upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than *** years following completion or termination of the relevant SOW and/or WA. All accounting records will be maintained in accordance with generally accepted accounting principles.

15.13 Severability
If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.

15.14 Survival
The provisions set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: “Taxes”, "Ongoing Warranties", "Intellectual Property", "Supplier Liability for Third Party Claims", "Limitation of Liability between Supplier and Buyer", "Record Keeping and Audit Rights", "Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action", "Exchange of Information", and "Prior Communications and Order of Precedence".

15.15. Waiver
An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

16.0	On Premises Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s premises will comply with this Section

16.1 Access to Premises
Supplier will:
1.    to the extent permitted by local law, ensure that Supplier Personnel assigned to work on Buyer’s premises will participate in a pre employment criminal background check covering the counties in which the person was employed or resided for the past seven years (or longer as required by State legislation), and inform Buyer of any negative findings;
2.    maintain a current and complete list of the persons' names and social security numbers;
3.    obtain for each person a valid identification badge from Buyer and ensure that it is displayed to gain access to and while on Buyer’s premises (it is Buyer's policy to deactivate any such badge if not used in ninety days);
4.    maintain a signed acknowledgment that each person will comply with Buyer’s Safety & Security Guidelines;
5.    ensure that each person with regular access to Buyer's premises complies with all parking restrictions and with vehicle registration requirements if any;
6.    inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
7.    at Buyer's request, remove a person from Buyer’s premises and not reassign such person to work on Buyer's premises (Buyer is not required to provide a reason for such request); and
8.    notify Buyer immediately upon completion or termination of any assignment and return Buyer’s identification badge.
Upon Buyer’s request, Supplier will provide documentation to verify compliance with this Subsection.

16.2 General Business Activity Restrictions
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s premises:
1.    will not conduct any non-Buyer related business activities (such as interviews, hirings, dismissals or

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personal solicitations) on Buyer's premises;
2.    will not conduct Supplier's Personnel training on Buyer’s premises, except for on-the-job training;
3.    will not attempt to participate in Buyer benefit plans or activities;
4.    will not send or receive non-Buyer related mail through Buyer's mail systems; and
5.    will not sell, advertise or market any products or distribute printed, written or graphic materials on Buyer's premises without Buyer's written permission.

16.3 Buyer’s Safety and Security Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s premises:
1.    do not bring weapons of any kind onto Buyer's premises;
2.    do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for non-medical reasons) or alcoholic beverages while on Buyer's premises;
3.    do not have in their possession hazardous materials of any kind on Buyer's premises without Buyer's authorization;
4.    acknowledge that all persons, property, and vehicles entering or leaving Buyer's premises are subject to search; and
5.    remain in authorized areas only (limited to the work locations, cafeterias, rest rooms and, in the event of a medical emergency, Buyer's medical facilities).
Supplier will promptly notify Buyer of any accident or security incidents involving loss of or misuse or damage to Buyer's intellectual or physical assets; physical altercations; assaults; or harassment and provide Buyer with a copy of any accident or incident report involving the above. Supplier must coordinate with Buyer access to Buyer’s premises during non-regular working hours.

16.4 Asset Control
In the event Supplier Personnel has access to information, information assets, supplies or other property, including property owned by third parties but provided to Supplier Personnel by Buyer ("Buyer Assets"), Supplier Personnel:
1.    will not remove Buyer Assets from Buyer's premises without Buyer's authorization;
2.    will use Buyer Assets only for purposes of this Agreement and reimburse Buyer for any unauthorized use;
3.    will only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services;
4.    will not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers; and
5.    in the event the Buyer Assets are confidential, will not copy, disclose or leave such assets unsecured or unattended.
Buyer may periodically audit Supplier's data residing on Buyer Assets.

16.5 Supervision of Supplier’s Personnel
Suppliers will provide consistent and effective supervision of its Personnel provided under this Agreement, at no additional cost to Buyer. Consistent and effective supervision shall include regular interaction and communication with Supplier's Personnel either in person or through other effective means. Supplier's supervisor shall be responsible for exercising full supervisory authority over all day-to-day employment relationship decisions relating to Supplier’s Personnel, including those decisions relating to: wages, hours, terms and conditions of employment, hiring, discipline, performance evaluations, termination, counseling and scheduling. Supplier's supervisors responsible for each work location will be responsible to know that work location’s planned holiday (and other closing) schedules and the impacts all such schedules have on Supplier's Personnel. Supplier will conduct orientation sessions with its Personnel before placement on an assignment with Buyer, during which orientation such Personnel will be told who their supervisor is and how that supervisor can be contacted. Supplier will, from time to time, ensure that all of its Personnel working under this Agreement continue to be aware of this information. Supplier shall also be responsible for training its Personnel that any employment related issues should be brought forward in the first instance to Supplier and not Buyer. Where such issues relate to actions which are alleged to have been taken by Buyer or Buyer's Personnel, Supplier will notify Buyer immediately in order that appropriate investigative

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 action can be taken. Notwithstanding any other language or agreement to the contrary, Buyer will not, and Supplier agrees that Buyer has no responsibility to approve any Supplier Personnel’s time sheets. If Buyer should review, sign and/or submit Supplier Personnel’s timesheets, whether manually or electronically, as part of Buyer's billing verification processes, the parties acknowledge and agree that such review, signature and/or submittal shall in no way constitute concurrence or approval of such timesheets, nor create any other commitment or obligation on the part of Buyer to Supplier or Supplier Personnel.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
International Business Machines Corporation	Avistar Communications Corp.
By:	By:
Buyer Signature Date	Supplier Signature Date
***
Printed Name	Printed Name
***
Title & Organization	Title & Organization

Buyer Address: *** *** ***	Supplier Address: *** *** ***

[***] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request that has been filed separately with the Securities and Exchange Commission.